EXHIBIT 23


         We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement to the Registration Statement (Form S-3 No. 333-43573) of Hospitality Properties Trust for the registration of 434,783 shares of its common shares of beneficial interest and to the incorporation by reference therein of our report dated February 3, 1998, with respect to the combined financial statements of SC Suites Summerfield Partnerships included in Hospitality Properties Trust's Current Report on Form 8-K dated April 15, 1998, filed with the Securities and Exchange Commission.


Wichita, Kansas
April 16, 1998                                          /s/ Ernst & Young LLP